EXHIBIT 10.21

LIMITED PARTNERSHIP AGREEMENT
OF
HALLWOOD ENERGY 4, L.P.
A DELAWARE LIMITED PARTNERSHIP

Dated as of August 23, 2005
THE INTERESTS IN THIS PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND THE HOLDER THEREOF CANNOT MAKE ANY SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR OTHER TRANSFER OF ANY SUCH INTERESTS EXCEPT PURSUANT TO AN OFFERING OF SUCH INTERESTS DULY REGISTERED UNDER THE ACT AND REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR UNDER SUCH OTHER CIRCUMSTANCES WHICH IN THE OPINION OF COUNSEL FOR THE PARTNERSHIP DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS. ALSO SAID INTERESTS ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE ACT AND MAY BE SUBJECT TO THE LIMITATIONS AND REPORTING REQUIREMENTS OF SAID RULE UPON RESALE OR OTHER DISPOSITION THEREOF.

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LIMITED PARTNERSHIP AGREEMENT
OF
HALLWOOD ENERGY 4, L.P.
     THIS LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) of Hallwood Energy 4, L.P. (the “Partnership”), dated as of August 23, 2005, is made by and among HEC 4 Management, LLC, a Delaware limited liability company, as the general partner (the “General Partner”), and The Hallwood Group Incorporated, a Delaware corporation, as Limited Partner, together with any other Persons who hereafter become Limited Partners in the Partnership as provided herein.
ARTICLE I
FORMATION OF PARTNERSHIP
     Section 1.1. Formation. Subject to the provisions of this Agreement, the parties hereby form a limited partnership pursuant to the Act.
     Section 1.2. Name. The name of the Partnership shall be Hallwood Energy 4, L.P. Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless under the law of some jurisdiction in which the Partnership does business, such business must be conducted under another name, or unless the General Partner determines that it is advisable to conduct Partnership business under another name. In such a case, the business of the Partnership in such jurisdiction or in connection with such determination may be conducted under such other name or names as the General Partner shall determine to be necessary. The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificates or similar instruments as may from time to time be required by law.
     Section 1.3. Business. The business of the Partnership shall be (a) to explore for, develop, produce, store, treat, process, gather, transport, purchase or market oil, gas and related hydrocarbons; (b) to acquire properties which may be used in oil and gas activities, including but not limited to (i) leasehold interests, mineral interests and royalty interests, (ii) plants, pipelines, wells, facilities, equipment and other assets relating to such activities or properties and (iii) contracts, easements, servitudes, permits, licenses and other rights relating to the foregoing; (c) to farmout, sell, abandon and otherwise dispose of Partnership assets; (d) to effectuate commodity hedging transactions in order to minimize the risk associated with the fluctuation of prices to be received by the Partnership from the sale of oil, gas and related hydrocarbons and minerals from Partnership properties; (e) to participate in any of the foregoing activities either directly or indirectly through another partnership, limited liability company, joint venture, corporation or other agreement; and (f) to take all such other actions incidental or ancillary to any of the foregoing as the General Partner may determine to be necessary or desirable.
     Section 1.4. Places of Business; Registered Agent; Names and Addresses of Partners.
     (a) The address of the principal office and place of business of the Partnership shall initially be 3710 Rawlins, Suite 1500, Dallas, Texas 75219. The General Partner, at any time and from time to time, may change the location of the Partnership’s principal place of business and may establish such additional place or places of business of the Partnership as the General Partner shall determine to be necessary or desirable.
     (b) The registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership at such address shall be The Corporation Trust Company. The General Partner, at any time and from time to time, may change the Partnership’s registered office or registered agent or both by complying with the applicable provisions of the Act, and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the General Partner shall determine to be necessary or advisable.
     (c) The General Partner is the sole general partner of the Partnership. The General Partner’s address is set forth on Exhibit A.
     (d) The address of the initial Limited Partner is set forth on Exhibit A.
     Section 1.5. Term. The Partnership was formed and commenced upon filing of the certificate of limited partnership of the Partnership with the Secretary of State of the State of Delaware on August 23, 2005, and the Partnership shall continue until December 31, 2055 or until terminated in accordance with Article VIII.
     Section 1.6. Filings. Upon the request of the General Partner, the Limited Partners shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the General Partner to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited partnership under the laws of the State of Delaware and for the qualification and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions where the Partnership shall propose to conduct business. Prior to conducting business in any jurisdiction, the General Partner shall use its reasonable good faith efforts to cause the Partnership to comply with all requirements for the qualification of the Partnership to conduct business as a limited partnership (or a partnership in which the Limited Partners have limited liability) in such jurisdiction.
     Section 1.7. Title to Partnership Property. All property initially contributed to the Partnership or hereafter acquired by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold its property in its own name or in the name of a nominee which may be the General Partner or any of its Affiliates or any trustee or agent designated by it.
     Section 1.8. Power of Attorney.
     (a) Authority to Execute Documents. Each Limited Partner hereby constitutes and appoints the General Partner (and its successors and assigns) and its duly authorized partners, officers, members, managers, agents and representatives, each with power of substitution, as its agent and attorney in fact with full power and authority in its name, place and stead to make, execute, swear to and acknowledge, amend, file, record, deliver and publish (i) all certificates and other documents (including without limitation this Agreement and the Certificate of Limited Partnership) and all amendments and restatements thereof that the General Partner deems appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all jurisdictions in which the Partnership may conduct business or own property; (ii) all documents that the General Partner deems appropriate or necessary to reflect any amendment of this Agreement in accordance with its terms; (iii) all conveyances and other documents that the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (iv) all certificates and other documents (including this Agreement and the Certificate of Limited Partnership) and all amendments and restatements thereof relating to the admission or substitution of any Partner; (v) any fictitious or assumed name certificate required or permitted to be filed by or on behalf of the Partnership; and (vi) any other document which may hereafter be required by law to be filed for or on behalf of the Partnership.
     (b) Authority to Approve Certain Acts. Each Limited Partner further appoints the General Partner (and its successors and assigns) and its duly authorized partners, officers, members, managers, agents and representatives, in its name, place and stead to consent to the admission of any substituted or additional Limited Partner or the admission of any substituted or additional General Partner pursuant to Article IX.
     (c) Survival of Power. This limited Power of Attorney shall not be revoked and shall survive the assignment or transfer by a Limited Partner of all or part of its interest in the Partnership and is coupled with an interest and therefore shall survive the termination, revocation, dissolution, Bankruptcy, death, disability, incompetency or incapacity of any Limited Partner to the extent that it may legally contract for such survival and shall be binding upon each Limited Partner’s heirs, legatees, successors and assigns. Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any document executed by such agent and attorney in fact is authorized, regular and binding without further inquiry.
     Section 1.9. Merger. The Partnership may merge with or into another limited partnership or other entity, or enter into an agreement to do so.
ARTICLE II
DEFINITIONS AND REFERENCES
     Section 2.1. Defined Terms. When used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:
     “Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code §17-101, et. seq., as amended, supplemented or restated from time to time, and any successor to such statute.
     “Affiliate” means (a) any Person directly or indirectly controlling, controlled by or under common control with another Person, and (b) any officer, director, member or partner of, or any

Person related by blood or marriage to, another Person or any Person described in subsection (a) of this paragraph.
     “Available Cash” means at any time of determination: (a) all cash and cash equivalents of the Partnership on hand at such time, less (b) the sum of all reserves in such amounts as the General Partner determines are required to (i) provide for the proper conduct of the business of the Partnership (including capital expenditures) and (ii) comply with applicable law and any covenants under any loan agreements, security agreements or other agreements to which the Partnership is a party.
     “Bankruptcy” of a Person means the occurrence of any of the events described in Section 18-304 of the Act with respect to such Person.
     “Business Day” means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the States of Delaware or Texas.
     “Capital Account” means the capital account maintained for each Partner pursuant to requirements of Exhibit B.
     “Capital Contributions” means for any Partner at any particular time the aggregate of the dollar amounts of any cash and the fair market value of any property contributed pursuant to Article III to the capital of the Partnership.
     “Class A Limited Partner” means any Person validly holding a Class A Partnership Interest.
     “Class B Limited Partner” means any Person validly holding a Class B Partnership Interest.
     “Class A Partnership Interest” means all rights and interests of a Class A Limited Partner under this Agreement, including (i) the right of a Class A Limited Partner, expressed as its Percentage Interest, to receive distributions of revenues, allocations of income and loss and distributions of liquidation proceeds in accordance with the terms of this Agreement, and (ii) all management rights, voting rights or rights to consent held by such Limited Partner under this Agreement.
     “Class B Partnership Interest” means all rights and interests of a Class B Limited Partner under this Agreement, including (i) the right of a Class B Limited Partner, expressed as its Percentage Interest, to receive distributions of revenues, allocations of income and loss and distributions of liquidation proceeds in accordance with the terms of this Agreement, and (ii) all management rights, voting rights or rights to consent, if any, held by such Limited Partner under this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     “Confidential Information” means all proprietary information of the Partnership or its Affiliates, including business opportunities of the Partnership or its Affiliates, intellectual property, and any other information heretofore or hereafter acquired, developed or used by the Partnership or its Affiliates relating to its business, including without limitation any confidential information contained in any lease files, well files and records, production records, electric logs, core data, pressure data, production records, geological and geophysical reports and related data, memoranda, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Partnership or its Affiliates, developed by, or originated by any third Person and brought to the attention of, the Partnership or its Affiliates; provided that Confidential Information shall not include any information which: (i) is or becomes publicly available other than through a breach of this Agreement; (ii) already is lawfully known by the recipient at the time of disclosure; (iii) becomes lawfully known to the recipient from a third Person not under a confidentiality obligation to another party hereto; (iv) was independently developed by the recipient; or (v) is required to be disclosed by applicable law, regulation or order of any governmental authority having jurisdiction.
     “Fiscal Year” means the twelve-month period ending December 31 of each year; provided that the initial Fiscal Year shall be the period beginning on the effective date of this Agreement and ending December 31, 2005, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Partnership is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods).
     “General Partner” means HEC 4 Management, LLC, a Delaware limited liability company, and any Person who becomes a substituted general partner of the Partnership pursuant to the terms hereof.
     “Limited Partner” means a Person who is designated on Exhibit A as a Class A Limited Partner or a Class B Limited Partner, and any other Person who is admitted as a limited partner of any class of the Partnership pursuant to this Agreement.
     “Maximum Tax Liability” means an amount determined for each Partner for a Fiscal Year equal to the portion of the Partnership’s net income allocated to the Partner for such Fiscal Year (as determined by the General Partner) multiplied by the highest marginal federal and state income tax rates for individuals in effect for such Fiscal Year for that amount of the net income considered ordinary income and multiplied by the highest capital gains rate for individuals in effect for such Fiscal Year for that amount of the net income considered “net capital gains” (as such term is defined in Code Section 1222(11)). State taxes shall be calculated using the highest rates applicable for each Fiscal Year in any state in which any Partner is subject to state income taxation on its allocable share of Partnership income; federal taxes shall be calculated giving effect to allowable credits for state income taxes paid. In determining cumulative Maximum Tax Liability for purposes of Section 4.2(a), net losses allocated to the Partner for a Fiscal Year that are allowed to be carried forward under applicable tax laws shall be deducted from net income in succeeding years. For purposes of this definition, (a) income, gain, loss and deduction shall be determined, recognized and classified as provided in Sections B.2.1 through B.2.4 of Exhibit B (without regard to the allocations under Section B.2.7 of Exhibit B), and (b) net income of the Partnership means the amount by which income and gains exceed its losses and deductions (as determined under Code Section 702(a), including items required to be separately stated thereunder) including Simulated Depletion (as defined in Exhibit B) from and Simulated Gain or Loss on a sale of the Partnership’s oil and gas property as allocated under Sections B.2.1 through B.2.4 of Exhibit B.
     “Net Proceeds” means the proceeds received by the Partnership in connection with a Terminating Capital Transaction after payment of all reasonable costs and expenses incurred by the Partnership in connection with such transaction, including brokers’ commissions, loan fees, loan payments, repayments of indebtedness and other closing costs. Net Proceeds from a Terminating Capital Transaction shall also be increased by all other funds then held by the Partnership at the time of consummation of such transaction.
     “Partners” means the General Partner and the Limited Partners.
     “Partnership” means Hallwood Energy 4, L.P., a Delaware limited partnership.
     “Percentage Interest” means each Partner’s percentage interest reflected on the books of the Partnership as determined pursuant to this Agreement.
     “Person” means an individual, an estate, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust or any other entity.
     “Required Percentage” of the Class A Limited Partners, as to any agreement, election, vote or other action of the Class A Limited Partners, means those Class A Limited Partners whose combined Percentage Interests exceed 50% of the Percentage Interests of all Class A Limited Partners.
     “Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the then remaining assets of the Partnership which is entered into in connection with, or which will result in, the liquidation of the Partnership.
     “Total Capital Contributions” means the total Capital Contributions to the Partnership by all Partners.
     “Total Distributions” means the total of all cash and the Fair Value of all property that have been distributed to the Partners, including the distributions to be made at the time of any determination under Section 4.2, but excluding Tax Distributions.
     “Transfer” shall have the meaning set forth in Section 9.1.
     “Unreturned Capital” means a Class A Limited Partner’s aggregate Capital Contribution reduced by the sum of distributions received by such Class A Limited Partner under Sections 4.2(a) and 4.3(a).

     Section 2.2. References and Titles. All references in this Agreement to articles, sections, subsections, other subdivisions and exhibits refer to corresponding articles, sections, subsections, other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
ARTICLE III
CAPITALIZATION
     Section 3.1. Percentage Interests.
     (a) The Percentage Interest of the General Partner in the Partnership shall be 0.01% and shall not be reduced by the admission of any additional Limited Partners to the Partnership. The Percentage Interests of all Limited Partners shall be in the aggregate 99.99%.
     (b) If the Partnership itself acquires any Class A Partnership Interest in the Partnership pursuant to a purchase right under Article IX or otherwise, the Class A Partnership Interests of the other Class A Limited Partners shall be increased, in proportion to their Percentage Interests, by the full amount of the Class A Partnership Interest acquired, so that the General Partner and the Limited Partners will thereafter have the same aggregate interests in the Partnership specified in Section 3.1(a).
     (c) The General Partner may, without any consent or approval of the Limited Partners, from time to time admit Persons as Class B Limited Partners of the Partnership and may issue Class B Partnership Interests in the Partnership, as the General Partner determines to be appropriate, provided that the Percentage Interest of all Class B Partnership Interests shall not exceed twenty percent (20%) of the Percentage Interests of all Limited Partners that may be awarded to members of the management of the General Partner as an incentive for the formation and operation of the Partnership, plus an additional two percent (2%) of the Percentage Interests of all Limited Partners that may be awarded for other purposes. If the Partnership itself acquires any Class B Partnership Interest in the Partnership pursuant to a purchase right under Article IX or otherwise, (i) the Class A Partnership Interests of the Class A Limited Partners shall be increased, in proportion to their Percentage Interests, by the full amount of the Class B Partnership Interest acquired, (ii) the Class B Partnership Interests of the other Class B Limited Partners shall remain unchanged; and (iii) the percentages attributed to the Class A Limited Partners and the Class B Limited Partners in Sections 4.2(b) and 4.3(b) shall be adjusted as appropriate to reflect new aggregate percentage interests in the Partnership owned by the Class A Limited Partners and the Class B Limited Partners following such acquisition.
     (d) The Percentage Interest of each Partner on the date of this Agreement is as set forth in Exhibit A.

     Section 3.2. Capital Contributions. The cash contribution, if applicable, made by each Partner for its Partnership Interest as of the date of this Agreement is set forth in Exhibit A.
     Section 3.3. Additional Assessments. No additional assessments may be made on any Limited Partner for any purpose.
     Section 3.4. General Partner’s Capital Account. Notwithstanding anything herein to the contrary, the General Partner shall maintain a minimum Capital Account balance equal to 0.01% of the total positive Capital Account balances of all Partners, and whenever a Limited Partner makes a Capital Contribution to the Partnership, the General Partner shall immediately contribute to the Partnership capital equal to 0.01% of such Limited Partner’s Capital Contribution or a lesser amount (including zero) that causes the General Partner’s Capital Account balance to equal 0.01% of the total positive Capital Account balances of all Partners.
     Section 3.5. Additional Limited Partners.
     (a) In order to raise additional debt or equity capital, to acquire assets, to redeem or retire debt, to redeem interests in the Partnership, to adopt employee benefit plans for employees of the Partnership, to comply with any applicable laws or regulations or for any other Partnership purpose, the General Partner may, without any consent or approval of the Limited Partners, from time to time admit additional Persons as Limited Partners of the Partnership and may issue such classes of interests in the Partnership, or series of such classes, or rights, warrants or options to acquire interests of any class or series, as the General Partner determines to be appropriate, with such designations, rights, preferences, privileges and obligations as are specified by the General Partner in its sole discretion, including without limitation preferential distribution or voting rights or rights relating to conversion or redemption of interests. Upon the issuance of any class or series of interests in the Partnership that are not identical to interests whose rights, preferences and obligations are already specifically described in this Agreement, the General Partner (pursuant to its power of attorney from the Limited Partners), without the consent of any Limited Partner or assignee, may amend any provision of this Agreement and, if required by applicable law, execute, swear to, acknowledge, deliver, file and record an amended Certificate of Limited Partnership and whatever other documents may be required in connection therewith, as may be necessary or desirable to reflect the issuance of such class or series of interests and the relative rights, preferences and obligations of such class or series of interests. In addition, the General Partner is authorized to cause the issuance of any other type of security from time to time to Partners or other Persons on terms and conditions established in the sole discretion of the General Partner. Such securities may specifically include, without limitation, unsecured and secured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership interests that may be issued by the Partnership, rights, options or warrants to purchase any such class or series of interests or any combination of any of the foregoing. The General Partner is authorized to do all things it deems necessary or advisable in connection with any such future issuance, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.
     (b) Notwithstanding the provisions of Section 3.5(a) or any other provision of this Agreement to the contrary, the issuance of additional Class A Limited Partnership Interests and Class B Limited Partnership Interests by the General Partner from time to time shall only reduce the Percentage Interests of the then existing Class A Limited Partners and shall not reduce the Percentage Interests of any of the Class B Limited Partners.
     Section 3.6. No Preemptive Rights. No Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuance or sale by the Partnership of any class or series of Partnership Interests, whether unissued or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any Partnership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any Partnership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.
ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS
     Section 4.1. Allocation Among Limited Partners. All items of income, gain, loss, deduction and credit shall be allocated among the Partners as provided in Exhibit B.
     Section 4.2. Distributions of Available Cash. Subject to the provisions of Section 4.4 below, at such times as the General Partner shall determine in its sole discretion, all Available Cash of the Partnership (if any) shall be distributed among the Partners as follows and in the following order of priority:
     (a) First: 100% to the Class A Limited Partners and the General Partner, pro rata in accordance with the balances of their respective Unreturned Capital accounts until the balance of each Class A Limited Partner’s Unreturned Capital account is reduced to zero; and
     (b) Second: The balance, if any, to the General Partner, the Class A Limited Partners and the Class B Limited Partners, in proportion to their individual Percentage Interests.
     Section 4.3. Distributions of Net Proceeds from Terminating Capital Transaction. The Net Proceeds of a Terminating Capital Transaction, after payment of all of the Partnership’s debts and liabilities and the expenses of liquidation and/or the establishment of a reasonable reserve for the Partnership’s debts and liabilities (contingent or otherwise), if deemed necessary by the General Partner, and after taking into account all distributions to the Partners during such year pursuant to Section 4.2, shall be distributed among the Partners as follows and in the following order of priority:
     (a) First: 100% to the Class A Limited Partners and the General Partner, pro rata in accordance with the balances of their respective Unreturned Capital accounts until the balance of each Class A Limited Partner’s Unreturned Capital account is reduced to zero; and
     (b) Second: The balance, if any, to the General Partner, the Class A Limited Partners and to Class B Limited in proportion to their individual Percentage Interests.

     Section 4.4. Restrictions on Distributions.
     (a) No distribution of property in kind shall be permitted except in accordance with Section 8.2.
     (b) All distributions are subject to applicable law and contractual restrictions, if any.
ARTICLE V
MANAGEMENT
     Section 5.1. Power and Authority of General Partner.
     (a) The General Partner, subject to the express terms and conditions of its Regulations, shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in Section 5.2 and elsewhere in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partners shall have no right of control over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under the Act or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership in the name of the Partnership, including, without limitation (except as aforesaid), the right and power to:
     (1) acquire producing and non-producing oil and gas properties, leases, mineral interests, royalty or overriding royalty interests, fee rights, licenses, concessions or other rights covering oil, gas and related hydrocarbons (or contractual options or other rights to acquire any such interest) or an undivided interest therein or portion thereof, together with all appurtenances, easements, permits, licenses, servitudes and rights-of-way situated upon or used or held for future use in connection with any such interest or the exploration, development or operation thereof, and otherwise act for, in the name of and on behalf of the Partnership with respect to such properties, all in accordance with the terms of this Agreement;
     (2) purchase or otherwise acquire other real or personal property of every nature, considered necessary or appropriate to carry on and conduct the business of the Partnership;
     (3) borrow monies for the purchase, development, exploration and maintenance of Partnership assets and other aspects of the Partnership’s business and from time to time draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness; to secure the payment of the sums so borrowed and mortgage, pledge or assign in trust all or any part of the property of the Partnership, and assign any monies owing or to be owing to the Partnership;

     (4) enter into any agreements of joint venture or partnership or for sharing of risks, expenses or profits, with any Person, government or agency thereof engaged in any business or transaction in which the Partnership is authorized to engage;
     (5) explore and prospect by geological, geophysical or other methods for the location of anomalies or other indications favorable to the accumulation of oil and gas, including specifically the power to contract with third Persons for such purposes;
     (6) maintain, develop, operate, manage and defend Partnership property; to drill, test, plug and abandon or complete and equip, rework and recomplete any number of wells on Partnership properties for the production of oil and gas; to contract with third Persons for such purposes; to carry out a program or programs of enhanced recovery operations on Partnership properties and to do any and all other things necessary or appropriate to carry out the terms and provisions of this Agreement which would or might be done by a normal and prudent operator in the development, operation and management of its own property;
     (7) enter into and execute operating agreements, drilling contracts, farmouts, dry and bottom hole and acreage contribution letters, participation agreements, gas processing agreements and any other agreements customarily employed in the oil and gas industry in connection with the acquisition, sale, development, exploration or operation of oil and gas properties, agreements as to rights-of-way and any and all other instruments or documents considered by the General Partner to be necessary or appropriate to carry on and conduct the business of the Partnership, for such consideration and on such terms as the General Partner may determine to be in the best interests of the Partnership;
     (8) sell the production accruing to Partnership properties and to execute gas sales contracts, casinghead gas contracts, transfer orders, division orders, or any other instruments in connection with the sale of production from the Partnership’s interest in such properties;
     (9) farm-out, sell, assign, convey or otherwise dispose of, for such consideration and upon such terms and conditions as the General Partner may determine to be in the best interests of the Partnership, all or any part of the Partnership property, any interest therein, or any interest payable therefrom, and in connection therewith to execute and deliver such deeds, assignments and conveyances containing such warranties as the General Partner may determine to be appropriate;
     (10) purchase, lease, rent or otherwise acquire or obtain the use of facilities, machinery, equipment, tools, materials and all other kinds and types of real or personal property that may in any way be deemed necessary, convenient, or advisable in connection with carrying on the business of the Partnership;
     (11) pay monies with respect to delay rentals, bonus payments, shut-in gas royalty payments, property taxes, surface damages, rights-of-way, easements and any other amounts necessary or appropriate to the maintenance or operation of any Partnership property;
     (12) make and to enter into such agreements and contracts with such Persons and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the General Partner may deem advisable or appropriate;
     (13) procure and maintain in force such insurance as the General Partner shall deem prudent to serve as protection against liability for loss and damage which may be occasioned by the activities to be engaged in by the Partnership or the General Partner on behalf of the Partnership;
     (14) quitclaim, surrender, release or abandon any Partnership property, with or without consideration therefor;
     (15) enter into commodity hedging transactions of any type whatsoever;
     (16) exercise all rights, powers, privileges and other incidents of ownership or possession with respect to assets owned by the Partnership;
     (17) acquire, exercise or fail to exercise any contractual options or other rights to acquire any asset on behalf of the Partnership;
     (18) prepay in whole or in part, refinance, recast, increase, modify or extend any liabilities affecting the Partnership property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Partnership property;
     (19) contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, including but not limited to lawyers, financial advisors, underwriters, consultants and accountants;
     (20) take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership;
     (21) institute, prosecute, defend, mediate, arbitrate and settle lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith; and
     (22) take such other acts as may be incidental to the acts and things expressly authorized by this Agreement.
     (b) In accomplishing all of the foregoing and in fulfilling its obligations pursuant to this Agreement, the General Partner may, subject to Section 5.5, retain or use any Affiliates’ personnel, properties and equipment or the General Partner may hire or rent those of third

Persons and may employ on a temporary or continuing basis outside accountants, attorneys, consultants and others on such terms as the General Partner deems advisable. No Person dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision.
     Section 5.2. Certain Restrictions on General Partner’s Power and Authority. Notwithstanding anything else expressed or implied to the contrary in this Agreement, the General Partner shall not have the power or authority to cause the Partnership to, and shall not do, perform or authorize any of the following acts without having previously obtained the consent of the Required Percentage of the Class A Limited Partners, which consent may be obtained at a meeting of the Class A Limited Partners or by means of a written consent of the Required Percentage of the Class A Limited Partners:
     (a) do any act in contravention of this Agreement;
     (b) possess Partnership property, or assign rights in specific Partnership property, for other than a Partnership purpose;
     (c) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;
     (d) make any payments of compensation or other consideration to the General Partner or any of its Affiliates, except to the extent expressly permitted herein;
     (e) use the Partnership name, credit or property for other than Partnership purposes;
     (f) effect any merger, conversion, share exchange, interest exchange, consolidation, recapitalization, reorganization or similar transaction;
     (g) effect the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Partnership;
     (h) enter into or engage in any material transaction, contract, agreement, arrangement or operation that is unrelated to the Partnership’s business described in Section 1.3 or that constitutes any material deviation from the Partnership’s business strategy described in Section 1.3; or
     (i) except as expressly provided herein, to take any action with respect to the assets or property of the Partnership which benefits the General Partner or an Affiliate thereof to the detriment of the Limited Partners or the Partnership, including, among other things, utilization of funds of the Partnership as compensating balances for the benefit of the General Partner.
     Section 5.3. Duties and Services of the General Partner. The General Partner shall comply in all respects with the terms of this Agreement. In the conduct of the business and operations of the Partnership, the General Partner shall (i) use the care of an ordinarily prudent business Person to cause the Partnership (1) to comply with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject, (2) to comply with all applicable laws, ordinances or governmental rules and regulations to which the

Partnership is subject and (3) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership of Partnership properties and the conduct of the Partnership’s business and operations and (ii) attend to other day-to-day affairs of the Partnership in a manner which is in the best interests of the Partnership. The General Partner shall be obligated to perform the duties, responsibilities and obligations of the General Partner hereunder only to the extent that funds of the Partnership are available therefor.
     Section 5.4. Liability of Partners and Indemnification.
     (a) The General Partner, the Limited Partners and their Affiliates, and their partners, officers, directors, employees and agents, shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for any acts or omissions that do not constitute gross negligence, willful misconduct or a breach of the express terms of this Agreement or for transactions from which such person derived an improper personal benefit (which shall not include any benefit permitted by Section 5.7(b) or any other provision of this Agreement), and the Partnership shall indemnify and save harmless the General Partner, the Partners and their Affiliates, and their partners, officers, directors, employees and agents (individually an “Indemnitee”) from all liabilities for which indemnification is not prohibited by Delaware law, in each case to the extent that any such liability in any way relates to or arises out of or is alleged to relate to or arise out of any act or omission on the part of the Partnership, or the Indemnitee acting on behalf of the Partnership, for which the Indemnitee is not to be held accountable or otherwise liable under this Agreement. Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Partnership shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY ANY SUCH INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.
     (b) The Partnership shall, except as prohibited by Delaware law, pay or reimburse expenses incurred by an Indemnitee in connection with (i) the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Partnership at a time when the Indemnitee is not a named defendant or respondent in the proceeding, or (ii) the Indemnitee’s other indemnity rights under this Agreement, in advance of the final disposition of any proceeding, within thirty (30) days of the receipt by the Partnership from the Indemnitee of (x) a written request for such reimbursement and (y) in the case of a request pursuant to clause (ii), a signed statement that the Indemnitee is not accountable or otherwise liable under this Agreement for the losses alleged and will promptly reimburse the Partnership for the advances if it ultimately is found not to be entitled to the advances. If a claim is not paid in full by the Partnership within thirty (30) days after a written claim has been received by the Partnership, the Indemnitee may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Partnership (including the General Partner, independent legal counsel, or the Limited Partners) to have made a determination that indemnification of the Indemnitee is permissible in the circumstances because the Indemnitee has met the applicable standard of conduct, if any, nor an actual determination by the Partnership (including its General Partner, independent legal counsel, or its Limited Partners) that the Indemnitee has not met the standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the standard of conduct.
     (c) The General Partner shall have the right to require that any contract entered into by the Partnership provide that the General Partner shall have no personal liability for the obligations of the Partnership thereunder.
     (d) The indemnification provided by this Section 5.4 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Partner or an officer, director, employee or agent of a Partner or as a Person serving at the request of the Partnership as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees.
     (e) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of this indemnification provision.
     (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     Section 5.5. Other Matters Concerning General Partner.
     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons and any act taken or omitted in reliance upon any such paper or documents shall be conclusively presumed to have been done or omitted in good faith.
     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the opinion or advice of any such Person as to matters that the General Partner reasonably believes to be within such Persons’ professional or expert competence (including, without limitation, any opinion of legal counsel to the effect that the Partnership would “more likely than not” prevail with respect to any matter) shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice.
     (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through a duly appointed attorney or attorney-in-fact. Each such attorney or attorney-in-fact shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.
     Section 5.6. Duties of the Partners, Directors and Officers.
     (a) Except as otherwise expressly provided in this Agreement, none of the Limited Partners, the General Partner or any of their respective officers or Affiliates shall, to the fullest extent permitted by Section 17.1101(d) of the Act, have any duties (whether fiduciary, quasi-fiduciary or otherwise and whether existing by statute, in equity, at common law or otherwise) or obligations whatsoever, by virtue of the relationships established pursuant to this Agreement, to take or refrain from taking any action that may impact the Partnership, the General Partner, any Limited Partner or any of their respective Affiliates.
     (b) The provisions of this Agreement, including this Article V, to the extent they restrict the fiduciary and other duties and liabilities of a Person otherwise existing at law or in equity, constitute an agreement to restrict and replace such fiduciary and other duties and liabilities of such Person under Section 17-1101(d) of the Act, it being agreed and understood that the provisions of this Agreement, including this Article V, shall not restrict or replace any duties (whether fiduciary, quasi-fiduciary or otherwise and whether existing by statute, in equity, at common law or otherwise) or obligations of the Limited Partners, the General Partner, or their respective officers or Affiliates not arising by virtue of the relationships established pursuant to this Agreement. To the extent that, at law or in equity, a Limited Partner, the General Partner or any of their respective officers has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to a Limited Partner, to the General Partner or to any other Person that is a party to or is otherwise bound by this Agreement, such Limited Partner, General Partner, or officer shall not be liable to the Partnership, to any Limited Partner, to the General Partner or to any other Person that is a party to or is otherwise bound by this Agreement for its reliance on the provisions of this Agreement.
     Section 5.7. Contracts with Affiliates; Other Businesses.
     (a) The Partnership may enter into contracts and agreements with any Partner and/or any of its Affiliates for the rendering of services and the sale and lease of supplies and equipment on such arm’s-length terms that (a) are no less favorable to the Partnership than those available from unrelated third Persons and (b) are approved by the General Partner. No such contract or agreement shall be void or voidable solely for such reason and no Person having an interest in any such transaction shall have any liability to the Partnership or any Partner solely by virtue of such relationship or conflict.
     (b) The General Partner and each Affiliate thereof (including without limitation any director, officer, partner, member, manager, employee, agent or representative of the General Partner or any Affiliate thereof) may have business interests and engage in business activities in addition to those relating to the Partnership, including without limitation interests in and activities related to the businesses described in Section 1.3 or otherwise competitive with the business of the Partnership and neither the Partnership nor any other Partners shall have any rights in such other business interests or activities or in any income or profits therefrom.

     Section 5.8. Resolution of Conflicts of Interest.
     (a) Unless otherwise expressly provided herein, (i) whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, or Limited Partner or assignee on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provide terms which are, fair and reasonable to the Partnership, or any Limited Partner or assignee, the General Partner shall resolve such conflict of interest, take such action or provide such terms, considering in each case (A) the relative interests of each party (including its own interests) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person, (C) any applicable generally accepted accounting practices or principles and (D) such additional factors as the General Partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Any resolution, action or terms so made, taken or provided by the General Partner in respect of such conflict of interest shall not constitute a breach of this Agreement, any other agreement contemplated herein or any duty stated or implied by law or equity (including fiduciary duties), so long as such action or decision is taken in a manner consistent with the provisions of this Article V.
     (b) Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” or under a similar grant of authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, the Limited Partners or the assignees, or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or therein. Each Limited Partner or assignee hereby agrees that any standard or care or duty imposed in this Agreement or any other agreement contemplated herein or under the Act or any other applicable law, rule or regulation shall be modified, waived or limited in each case as required to permit the General Partner to act under this Agreement or any other agreement contemplated herein and to make any decision pursuant to the authority prescribed in this Section 5.8(b) so long as such action or decision does not constitute willful misconduct and is reasonably believed by the General Partner to be consistent with the overall purposes of the Partnership.
     Section 5.9. Reimbursement of Expenses. The Partnership shall pay or reimburse the General Partner for all reasonable direct and indirect costs incurred by the General Partner in managing and conducting the business and affairs of the Partnership, including, without limitation, (a) all costs and expenses incurred in any business of the Partnership, (b) secretarial, telephone, office rent and other office expenses, (c) salaries and other compensation expenses of employees, officers and directors, (d) other administrative expenses, (e) travel expenses, (f) legal and accounting costs and expenses and (g) expenses incurred in providing or obtaining such other professional, technical, and administrative services and advice as the General Partner may deem necessary or desirable. Subject to Section 5.7, the General Partner may utilize the services of any of its Affiliates in the course of conducting the business and affairs of the Partnership, and the Partnership may pay, and any such Affiliate shall be entitled to receive, a reasonable fee for any services performed at the request of the General Partner for the Partnership. The General Partner shall determine in good faith which expenses are allocable to the Partnership in a manner which is fair and reasonable to the General Partner and the Partnership.
     Section 5.10. Tax Elections. The Partnership shall make such tax elections as provided in Section B.3.2 of Exhibit B.
     Section 5.11. Tax Returns. The General Partner shall prepare and file or cause to be prepared and filed all federal, state and local income and other tax returns that the Partnership is required to file. Within seventy-five (75) days after the end of each Fiscal Year, the General Partner shall send or deliver or shall cause to be sent or delivered to each Person who was a Limited Partner at any time during such year such tax information as shall be reasonably necessary for the preparation by such Person of its federal income tax return and state and other tax returns.
     Section 5.12. Tax Matters Partner. The Partners designate the General Partner to be the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code. The Partners may change the Partner who is designated the tax matters partner at any time. The Partner who is the tax matters partner shall take such action as may be necessary to cause each other Partner to become a “notice partner” within the meaning of Section 6223 of the Code. Such Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity. Any Partner who is designated as tax matters partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the other Partners, and may not in any case take any action left to the determination of an individual Partner under Sections 6222 through 6232 of the Code.
     Section 5.13. Withdrawal by the General Partner. The General Partner shall not voluntarily withdraw from the Partnership unless the Required Percentage of the Class A Limited Partners consent to such withdrawal. In the event that the Required Percentage of the Class A Limited Partners shall consent to the withdrawal of the General Partner, the General Partner shall not be deemed to be liable with respect to any debts or liabilities that the Partnership incurs subsequent to the date of withdrawal, provided that such withdrawal shall not diminish or in any way affect the liability of the General Partner with respect to any debts or liabilities that the Partnership incurred prior to such date.
ARTICLE VI
RIGHTS OF LIMITED PARTNERS
     Section 6.1. Rights of Limited Partners.
     (a) Each Limited Partner has the right, subject to such reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) as may be established by the General Partner, to obtain from the General Partner from time to time upon reasonable demand (made in accordance §17-305 of the Act) for any purpose reasonably related to the Limited Partner’s interest as a Limited Partner:
     (1) True and full information regarding the status of the business and financial condition of the Partnership;
     (2) Promptly after becoming available, a copy of the Partnership’s federal, state and local income tax returns for each Fiscal Year;
     (3) A current list of the name and last known business, residence or mailing address of each Partner;
     (4) A copy of this Agreement and Certificate of Limited Partnership and all amendments and restatements thereof, together with executed copies of any written powers of attorney pursuant to which this Agreement and any certificate and all amendments and restatements thereof have been executed;
     (5) True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
     (6) Other information regarding the affairs of the Partnership as is just and reasonable.
     (b) The General Partner shall have the right to keep confidential from Limited Partners for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interest of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreement with a third Person to keep confidential.
     Section 6.2. Limitations on Limited Partners.
     (a) Except as provided in this Agreement, the Limited Partners shall not: (i) be permitted to take part in the business or control of the business or affairs of the Partnership; (ii) have any voice in the management or operation of any Partnership property; or (iii) have the authority or power to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. No Partner shall hold out or represent to any third party that the Limited Partners have any such power or right or that the Limited Partners are anything other than “limited partners” in the Partnership.
     (b) The Limited Partners and their Affiliates may have business interests and engage in business activities in addition to those related to the Partnership, including without limitation interests in and activities related to the businesses described in Section 1.3 or otherwise competitive with the business of the Partnership and neither the Partnership nor any other Partners shall have any rights in such other business interests or activities or in any income or profits therefrom.
     Section 6.3. Liability of Limited Partners. The Limited Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except (a) for any unpaid Capital Contributions agreed to be made by such Limited Partner, (b) to the extent of the Limited Partners’ share of the assets (including undistributed revenues) of the Partnership, and (c) as otherwise provided in the Act.
     Section 6.4. Withdrawal and Return of Capital Contributions. No Limited Partner shall be entitled to (a) withdraw from the Partnership except upon the assignment by such Limited Partner of all of its interest in the Partnership in accordance with Article IX, or (b) the return of its Capital Contributions except to the extent, if any, provided in this Agreement and that distributions made pursuant to the express terms of this Agreement may be considered as such by law or upon dissolution and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law. No interest shall accrue on any Capital Contributions.
     Section 6.5. Voting Rights of Class B Limited Partners. Except as required by this Agreement and the Act, Class B Limited Partners shall have no voting rights.
ARTICLE VII
BOOKS, REPORTS, MEETINGS AND CONFIDENTIALITY
     Section 7.1. Capital Accounts, Books and Records.
     (a) The General Partner shall keep books of account for the Partnership in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Partnership.
     (b) The Partnership shall maintain for each Partner a separate Capital Account in accordance with Exhibit B.
     Section 7.2. Bank Accounts. The General Partner shall cause one or more accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Partnership in connection with the business of the Partnership, and in which shall be deposited any and all receipts of the Partnership. The General Partner shall determine the number of and the persons who will be authorized as signatories on each such bank account. The General Partner may invest the Partnership funds in such investments as the General Partner shall determine to be necessary or appropriate.
     Section 7.3. Meetings of Partners.
     (a) Meetings of the Partners may be called at any time by the General Partner or by any Partner or group of Class A Limited Partners that own more ten percent (10%) of the total

Percentage Interests held by all Class A Limited Partners.
     (b) The Partner or Partners (as the case may be) calling a meeting of the Partners shall give written notice thereof to all of the Class A Limited Partners and, if called by a Limited Partner or Limited Partners, such notice also shall be given to the General Partner. Such notice shall state the time, date and purpose or purposes of the proposed meeting and, if applicable, the General Partner no later than 10 days, and no earlier than 60 calendar days, prior to the meeting. The Partners calling for a meeting of the Partners must sign the notice for the meeting.
     (c) Any notice required to be given to any Partner under this Agreement or the Act may be waived in writing by that Partner (whether before, at, or after the meeting). A Partner’s attendance at a meeting also shall constitute a waiver of any required notice of the meeting, unless that Partner at the beginning of the meeting objects to holding the meeting or transacting particular business at the meeting. Any action taken at a meeting at which proper notice was not given to all of the Partners or which all of the Partners did not waive such notice requirement shall be null and void and of no effect whatsoever.
     (d) All meetings of the Partners shall be held at the principal office of the Partnership unless the General Partner (with respect to meetings called by the General Partner) or the Required Percentage of the Class A Limited Partners (with respect to meetings called by one or more Class A Limited Partners) designates another place for the meeting. Persons representing the Required Percentage of Class A Limited Partners, in person or by proxy, shall be required to constitute a quorum at a meeting of the Partners. A representative of the General Partner shall either preside, or designate the person who is to preside, over the meeting or, in the absence of such designation, the meeting shall be presided over by any person selected by a majority of the votes cast by the Class A Limited Partners for such purpose at the meeting. The costs of calling and holding meetings of the Partners shall be paid by the Partnership.
     (e) The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Partners, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article VII, the conduct of voting, the validity and effectiveness of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take minutes of any meeting.
     (f) At all meetings of the Partners and written consents executed in lieu thereof, a Partner may vote in person or by proxy (executed in writing by such Partner and exercised by that Partner’s duly authorized representative). Any such proxy shall be filed with the General Partner before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise validly provided in the proxy. Unless otherwise specifically provided in this Agreement, voting on all matters by the Class A Limited Partners shall require the approval of the Required Percentage of the Class A Limited Partners and not merely a majority of the votes represented at the meeting. Action by the Partners may be taken by a voice vote or by a show of hands unless, as to any matter, any Class A Limited Partner represented at such meeting shall demand, before the vote on the matter, a ballot vote on the matter.

     (g) Any one or more Partners may participate in a meeting of the Partners by means of a conference telephone or similar communication device that allows all persons participating in the meeting to simultaneously hear each other during the meeting, and such participation in the meeting shall be the equivalent of being present in person at such meeting.
     (h) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a proposed written consent, setting forth the action so taken or to be taken, (i) is sent to all Partners, (ii) is signed by those Partners (or the duly authorized representative or representatives thereof) owning the voting interest required hereunder to approve or adopt such action, and (iii) such signed written consent(s) is delivered to the General Partner to be included in the Partnership’s permanent records. The written consents may be executed in counterparts. Action taken by written consent shall be effective when the Partners needed to approve the action have signed the proposed written consent or counterpart thereof, unless the written consent specifies that it is effective as of an earlier or later date. A written consent has the same force and effect as if such matter was voted upon at a duly called meeting of the Partners and may be described as such in any document or instrument.
     (i) The General Partner at its election may separately inform and consult with the Limited Partners without the necessity of calling and/or holding a meeting of the Limited Partners.
     (j) Notwithstanding the foregoing provisions of this Section 7.3, the Limited Partners shall not be permitted to take part in the business or control of the business of the Partnership.
     Section 7.4. Confidentiality. No Partner shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Partner for other than a proper Partnership purpose. No Partner shall disclose any such Confidential Information except as expressly authorized by this Agreement or by the General Partner, or as required by law or governmental or regulatory authority. Each Partner shall instruct all Affiliates (including their representatives, agents and counsel) to comply with this Section 7.4. If a Partner is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Partner shall immediately notify the General Partner of such notice and provide the General Partner the opportunity to resist such disclosure by appropriate proceedings.
ARTICLE VIII
DISSOLUTION, LIQUIDATION AND TERMINATION
     Section 8.1. Dissolution. The Partnership shall be dissolved upon the earliest to occur of any of the following:
     (a) the expiration of its term as provided in Section 1.5 unless the term is extended by approval of the General Partner and the Required Percentage of the Class A Limited Partners;
     (b) the sale or disposition of all or substantially all of the property then owned by the Partnership;

     (c) the occurrence of an event of withdrawal from the Partnership by the General Partner as provided for in this Agreement or the Act;
     (d) the consent in writing of the General Partner (subject to the express terms and conditions of its limited liability company agreement) and the Required Percentage of the Class A Limited Partners; or
     (e) the occurrence of any event which, under the Act, causes the dissolution of a limited partnership.
     Notwithstanding anything contained to the contrary in this Section, if a dissolution of the Partnership would otherwise occur due to the occurrence of an event of dissolution under Section 8.1(c), the Partnership may be reconstituted if within ninety (90) days of such event of dissolution the Required Percentage of the Class A Limited Partners agree in writing to continue the business of the Partnership and agree to the appointment, effective as of the date of such event of dissolution of one or more new General Partners (“New General Partner”). In the event the Required Percentage of the Class A Limited Partners appoint a New General Partner of the Partnership, the Partnership interest held by the former General Partner shall be converted into a Class A Partnership Interest and the former General Partner shall be treated as a Class A Limited Partner for all purposes of this Agreement. If a New General Partner is appointed by the Required Percentage of the Class A Limited Partners and such New General Partner is not an existing Partner, such New General Partner shall be admitted to the Partnership and the Percentage Interest of each Class A Limited Partner, including the former General Partner, shall be reduced proportionately to create the Percentage Interest of the New General Partner, and this Agreement shall be amended by the Required Percentage of the Class A Limited Partners to reflect the new Percentage Interests of the Class A Limited Partners and the admission of the New General Partner.
     Section 8.2. Liquidation and Termination. Upon dissolution of the Partnership, unless reconstituted pursuant to the Act, the General Partner or, if the withdrawal of the General Partner caused the dissolution of the Partnership, a Person selected by the Required Percentage of the Class A Limited Partners, shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Partnership and make final distributions as provided herein. The liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:
     (a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Partner, shall cause a proper accounting to be made by the Partnership’s independent accountants of the Partnership’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.
     (b) The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator, with the consent of the Required Percentage of the Class A Limited Partners, may reasonably determine). After making payment or provision for all debts and liabilities of the Partnership, the liquidator shall sell all properties and assets of the Partnership for cash as promptly as is consistent with obtaining the best price therefor; provided, however, that upon the consent of the Required Percentage of the Class A Limited Partners, the liquidator may distribute such properties in kind. All gain, loss, and amount realized on such sales shall be allocated to the Partners as provided in Exhibit B, and the Capital Accounts of the Partners shall be adjusted accordingly. In the event of a distribution of properties in kind, the liquidator shall first adjust the Capital Accounts of the Partners as provided in Exhibit B by the amount of any gains or losses that would have been recognized by the Partners if such properties had been sold. The liquidator shall then distribute the proceeds of such sales or such properties to the Partners, after giving effect to the distributions and all allocations under Section 4.1 for the current and prior Fiscal Years, in accordance with and in the order of priority listed in Section 4.3.
     (c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.
     (d) Notwithstanding any provision in this Agreement to the contrary, no Partner shall be obligated to restore a deficit balance in its Capital Account at any time.
ARTICLE IX
ASSIGNMENTS OF INTERESTS
     Section 9.1. Assignment by Partners.
     (a) No Limited Partner’s interest in the Partnership, or any rights therein shall be transferred by any Limited Partner except in accordance with the terms of this Article IX. As used in this Article IX, the term “transfer” (whether used as a noun or a verb) shall refer to any sale, transfer, or other disposition whether by sale, by gift, or otherwise, and whether voluntary, involuntary, or by operation of law, to any Person, including but not limited to an involuntary transfer in Bankruptcy, a transfer in connection with or as a result of a divorce of a Limited Partner, any pledge, assignment, hypothecation or grant of a security interest, or any transfer by devise or inheritance; provided, however, that this Article IX shall not restrict the voluntary transfer by any Limited Partner to a member of the Limited Partner’s immediate family or to an Affiliate of a Limited Partner (a “Permitted Transfer”). Any attempt by a Limited Partner to transfer its interest without complying with the terms of this Article IX shall be void ab initio.
     (b) The General Partner’s interest in the Partnership, or any rights therein shall not be sold, assigned, mortgaged, pledged, subjected to a security interest or otherwise encumbered, in whole or in part, without the prior written consent of the Required Percentage of the Class A Limited Partners. Any attempt by the General Partner to assign its interest without the required consent shall be void ab initio.
     (c) Except as provided in Section 9.4, any permitted transfer of Partnership Interests and the admission of new Partners shall not constitute an amendment to this Agreement.

     Section 9.2. Partnership Right of First Refusal.
     (a) Written Notice. If any Limited Partner (a “Transferring Limited Partner”) proposes to transfer any of its Partnership Interests, other than pursuant to a Permitted Transfer, the Transferring Limited Partner shall give the Partnership written notice of the interest in the Partnership to be transferred (the “Offered Interests”), the price, terms, closing date and conditions of the proposed transfer (the “Transfer Notice”).
     (b) Partnership Option. On receipt of the Transfer Notice, the Partnership will have the exclusive right and option, exercisable at any time during a period of thirty (30) days from the date of the Transfer Notice, to purchase any of the Offered Interests upon the same terms and conditions as contained in the Transfer Notice. If the consideration for the Offered Interests from the third Person is for consideration other than money, the Partnership may substitute, for the other consideration, an amount of money equivalent to the lesser of (i) the fair market value of the other consideration, or (ii) the fair market value of the Offered Interests, in each case as determined by the General Partner. The good faith determination of fair market value by the General Partner shall be conclusive and binding, absent manifest error. If the Partnership decides to exercise its option to purchase any of the Offered Interests, it will give written notice to that effect to the Transferring Limited Partner. The right of the Partnership to exercise its option to purchase is subject to the laws of the State of Delaware governing the rights of a limited partnership to purchase its own limited partnership interests.
     (c) Failure to Give Written Notice. If the Transferring Limited Partner does not give the Partnership written notice of the Partnership Interests to be transferred, then the Partnership may exercise the right and option described in Section 9.2(b) at any time.
     (d) Sale to Third Person. If the Partnership does not elect to purchase all of the Offered Interests, the Partnership will give written notice to that effect to the Transferring Limited Partner, and the Transferring Limited Partner will have the right to transfer the Offered Interests not elected to be purchased by the Partnership to the third Person, pursuant to the terms of the offer, and the third Person will execute and become a party to this Agreement and will hold the Partnership Interests subject to all the terms and conditions of this Agreement. If the third Person fails to purchase the Offered Interests within thirty (30) days of the date of the notice from the Partnership that all of the Offered Interests will not be purchased by the Partnership, any subsequent offers for the Partnership Interests must be made pursuant to the terms of this Agreement.
     (e) Consent of Trustee in Bankruptcy. If the transfer occurs as a result of Bankruptcy, then at the Partnership’s election the purchase of the Offered Interests by the Partnership shall not be consummated without the prior written consent of the trustee in Bankruptcy, if any, or without other applicable approval of the Bankruptcy court.
     (f) Closing; Payment of Purchase Price. If the Partnership elects to purchase the Offered Interests pursuant to this Section 9.2 , then:
     (i) Closing. The closing of the purchase will be held at the offices of the Partnership on the thirtieth (30th) day following the Partnership’s election to acquire the

Offered Interests under the terms of this Agreement, or any other date and place as the parties may agree. If the thirtieth (30th) day is not a Business Day, the closing will be held on the next following Business Day.
     (ii) Payment. The Partnership shall pay the purchase price by a cashier’s check drawn on a national bank or by wire transfer of immediately available funds. The full amount of the purchase price must be paid at the closing, unless the terms of sale under this Section 9.2 permit another method of payment, or unless the parties to the sale agree otherwise. At the closing, the Transferring Limited Partner or other Person or Persons holding the Partnership Interests to be transferred will duly execute and deliver the certificates evidencing the Partnership Interests to the Partnership, in proper form for transfer, free and clear of all liens, adverse claims and encumbrances, except as contained in this Agreement.
     Section 9.3. Drag Along Rights. If at any time after the General Partner, with the consent of the Class A Limited Partners in accordance with Section 5.2, shall approve (i) a proposal from a Person for the transfer, directly or indirectly, to such Person of more than fifty percent (50%) of the Percentage Interests of all Limited Partners, (ii) the merger or consolidation of the Partnership with or into another Person or (iii) the sale by the Partnership of all or substantially all of its assets to a Person, in each of the above cases for a specified price payable in cash or otherwise and on specified terms and conditions (a “Sale Proposal”), then the General Partner may deliver a notice (a “Required Sale Notice”) with respect to such Sale Proposal to each Limited Partner stating that the Required Percentage of the Class A Limited Partners have approved the Sale Proposal, and that the Partnership proposes to effect the Sale Proposal, and providing the identity of the Persons involved in such Sale Proposal and the terms thereof. Each Limited Partner, upon receipt of a Required Sale Notice, shall be obligated to sell its Partnership Interests and participate in the transaction (a “Required Sale”) contemplated by the Sale Proposal and otherwise to take all necessary action to cause the Partnership and the Limited Partners to consummate such Required Sale. Any such Required Sale Notice may be rescinded by the General Partner, with the written consent of the Required Percentage of the Class A Limited Partners, by delivering written notice thereof to all of the Limited Partners prior to the consummation of the sale.
Section 9.4. Admission of Partners.
     (a) Unless an assignee of an interest in the Partnership becomes a substituted Partner in accordance with the provisions set forth herein, such assignee shall not be entitled to any of the rights granted to a Partner hereunder, other than the right to receive allocations of income, gains, losses, deductions, credits and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.
     (b) An assignee of an interest in the Partnership shall become a substituted Partner entitled to all of the rights of a Partner if, and only if, (i) the assignor gives the assignee such right, (ii) the General Partner consents in writing to such substitution, the granting or denying of which shall be in the General Partner’s sole discretion, (iii) the assignee executes and delivers such documents as the General Partner may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement, and (iv) unless waived by the General Partner in its sole discretion, the assignee reimburses the Partnership for any costs incurred by the Partnership in connection with such assignment and substitution. Upon the satisfaction of such requirements, such assignee shall be admitted as of such date as shall be provided for in any document evidencing such assignment as a substituted Partner of the Partnership.
     (c) The Partnership and the General Partner shall be entitled to treat the record owner of any Partnership interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest that complies with the terms of this Agreement has been received by the General Partner.
     Section 9.5. Removal of the General Partner. The Required Percentage of the Class A Limited Partners may remove the General Partner and select a new General Partner to operate and carry on the business and affairs of the Partnership. Any such successor General Partner will be named in, and its appointment as such will be effective as of a date specified in, a notice to the General Partner from the Limited Partners exercising the right to remove the General Partner and select the successor General Partner. The removal of the General Partner shall be effective only if and when the following conditions have been satisfied:
     (a) A successor General Partner shall have been selected and shall have agreed to accept the responsibilities of a General Partner and shall have made arrangements to release the removed General Partner from personal liability on all permitted Partnership indebtedness; and if the Partnership creditors will not consent to such release, the new General Partner shall indemnify, in a manner reasonably satisfactory to the removed General Partner, the removed General Partner for such liability.
     (b) This Agreement and the Certificate of Limited Partnership of the Partnership shall have been duly amended to name the new General Partner. To the extent required by the laws of any jurisdiction to which the Partnership or this Agreement is subject, the Partners hereby unanimously consent to the admission of such successor General Partner and hereby appoint such successor General Partner as the agent and attorney in fact for each Partner (including without limitation the retiring General Partner) for the purpose of signing, swearing to and filing an amendment to the Certificate of Limited Partnership of the Partnership and all other necessary or appropriate documents in connection with the substitution of such successor General Partner.
     (c) Either (i) a favorable ruling shall have been received by the Partnership from the Internal Revenue Service to the effect that neither the grant nor the exercise of the powers described in this Section 9.5 will materially adversely affect the tax status of the Partnership or any of the Partners, or (ii) counsel for the Limited Partners shall have delivered to the Limited Partners an opinion to the same effect.
     Section 9.6. Right of General Partner Upon Removal. In the event the General Partner is removed in accordance with Section 9.5, the incoming General Partner shall have the right to purchase from the removed General Partner the general partner interest in the Partnership at a price equal to the appraised value thereof. Such appraised value shall be determined by a qualified independent appraiser who is mutually agreed upon by both the removed General

Partner and the incoming General Partner within thirty (30) days after the selection of the incoming General Partner. If the removed General Partner and the incoming General Partner cannot mutually agree upon a single independent appraiser within such period, they shall each select their own independent appraiser and those two appraisers shall select a third independent appraiser. The cost of such appraisal shall be borne equally by the Partnership and by the removed General Partner. The incoming General Partner’s option to acquire such interest must be exercised by notice in writing to the removed General Partner not more than twenty (20) days after the selection of the incoming General Partner and the purchase price for such interest shall be paid in cash not more than thirty (30) days after receipt by the parties of the report of the appraiser setting forth the appraised value. In the event the incoming General Partner does not elect to purchase the general partner interest of the removed General Partner pursuant to the provisions of this Section 9.6, the remaining interest of the General Partner, if any, shall be converted to Class A Partnership Interest and the removed General Partner shall continue as a Class A Limited Partner in accordance with the Act.
ARTICLE X
MISCELLANEOUS
     Section 10.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding Business Day if received after 5:00 p.m. local time on a Business Day or if received on a day other than a Business Day) by the Partners at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) if to the General Partner, to:
HEC 4 Management, LLC
3710 Rawlins, Suite 1500
Dallas, Texas 75219
Attention: President
with a copy to:
Jenkens & Gilchrist, a Professional Corporation
1445 Ross Avenue
Suite 3200
Dallas, Texas 75202
Attention: W. Alan Kailer, Esq.

     (b) if to the Partnership, to:
Hallwood Energy 4, L.P.
3710 Rawlins, Suite 1500
Dallas, Texas 75219
Attention: General Partner
with a copy to:
Jenkens & Gilchrist, a Professional Corporation
1445 Ross Avenue
Suite 3200
Dallas, Texas 75202
Attention: W. Alan Kailer, Esq.
     (c) If to a Limited Partner:
The last known business, residence or mailing address of such Limited Partner reflected in the books and records of the Partnership.
Section 10.2. Amendments.
     (a) Amendments to be Adopted Solely by General Partner. The General Partner (pursuant to the General Partner’s power of attorney from the Limited Partners), without the consent at the time of any Limited Partner or assignee (each Limited Partner hereby consenting to any such amendment), may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
     (i) a change to conform the Agreement to provisions of the Act, provided that such change does not impair the limited liability of the Limited Partners;
     (ii) the admission, substitution or withdrawal of Partners in accordance with this Agreement;
     (iii) a change that is necessary to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes;
     (iv) a change that is (1) of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or (2) necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, or (3) required or contemplated by this Agreement;

     (v) a change that is necessary or desirable in connection with the issuance of any class or series of interests in the Partnership, or any rights, options or warrants to acquire any interests in the Partnership; or
     (vi) any other amendment, change, decision or action that the General Partner is authorized to make or take pursuant to this Agreement or the General Partner’s power of attorney from the Limited Partners.
     (b) Other Amendments. Except as provided in Section 10.2(a), any amendment to this Agreement must be approved by the General Partner and by a Required Percentage of Class A Limited Partners; provided, however, that no amendment shall reduce a Partner’s Percentage Interest, capital interest or voting interest in the Partnership without that Partner’s consent unless the corresponding interests of all then existing Partners, are reduced proportionately; provided further that no amendment shall create an obligation of a Partner to make a Capital Contribution to the Partnership without that Partner’s consent; and provided further that this Section 10.2(b) may not be amended without the consent of all affected Partners.
     Section 10.3. Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.
     Section 10.4. Entire Agreement. This Agreement, including the exhibits hereto which are incorporated herein and made a part hereof for all purposes, and all other documents executed contemporaneously with this Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.
     Section 10.5. Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     Section 10.6. No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Partner’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any other breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.
     Section 10.7. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.
     Section 10.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Partner may sell, assign, transfer or otherwise dispose of all or any part of its rights or interest in the Partnership or under this Agreement except in accordance with Article IX.

     Section 10.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same document.
     Section 10.10. Execution in Writing. A facsimile, telegram, telex, email or similar transmission by a Partner, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Partner, shall be treated as an execution in writing for purposes of this Agreement.
     Section 10.11. Expenses. The Partnership shall bear all of the reasonable fees and expenses of counsel incurred by the Partners in connection with the formation of the Partnership and the General Partner. Except for the fees and expenses of counsel described in the preceding sentence, each Partner will bear its own expenses incurred in connection with its investment in the Partnership and the General Partner, including without limitation due diligence expenses.
     Section 10.12. Creditors Not Benefited. Nothing in this Agreement is intended to nor shall it benefit any creditor of the Partnership. No creditor of the Partnership will be entitled to require the General Partner to solicit or accept any loan or additional Capital Contribution for the Partnership or to enforce any right which the Partnership or any Partner may have against a Partner, whether arising under this Agreement or otherwise.
     Section 10.13. Further Action and Additional Documents. Each Partner agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

HEC 4 MANAGEMENT, LLC

By: Name:	/s/ William H. Marble William H. Marble
Title:	Vice President

INITIAL CLASS A LIMITED PARTNER:

THE HALLWOOD GROUP INCORPORATED

By: Name:	/s/ Melvin J. Melle Melvin J. Melle
Title:	Vice President and CFO

EXHIBIT A
NAMES AND ADDRESSES OF THE INITIAL PARTNERS

Name and	Initial Capital	Percentage
Address of General Partner	Contribution	Interest
HEC 4 Management, LLC
3710 Rawlins, Suite 1500	$0.10	0.01%
Dallas, Texas 75219

Name and	Initial Capital	Percentage
Address of the Initial Class A Limited Partner	Contribution	Interest
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500	$999.90	99.99%
Dallas, Texas 75219

EXHIBIT B
ALLOCATIONS AND TAX PROCEDURES
ARTICLE B-I
DEFINITIONS
     B.1. Definitions. Capitalized words and phrases used in this Exhibit B have the meaning ascribed to them in the Agreement except as otherwise provided below:
     B.1.1 “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
     (a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5); and
     (b) Debit to such Capital Account the items described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     B.1.2 “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:
     (a) To each Partner’s Capital Account there shall be credited (A) such Partner’s Capital Contributions, (B) such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections B.2.3 or B.2.4 hereof, and (C) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner. The principal amount of a promissory note which is not readily tradable on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(d)(2).
     (b) To each Partner’s Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections B.2.3 or B.2.4 hereof, and (C) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.
     (c) In the event all or a portion of a Partner’s interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and
     (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg. § 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or the Partners), are computed in order to comply with Treas. Reg. § 1.704-1(b), the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to this Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treas. Reg. § 1.704-1(b), provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Partner, such adjustment shall require the consent of such Partner.
     B.1.3 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.
     B.1.4 “Partnership Minimum Gain” has the meaning set forth in Treas. Reg. §§ 1.704-2(b)(2) and 1.704-2(d) for such term.
     B.1.5 “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
     B.1.6 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner.
     (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (C) the liquidation of the Partnership within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.
     (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value (taking into account Code Section 7701(g) into account) of such asset on the date of distribution as determined by the General Partner.
     (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m), subparagraph (f) of the definition of “Profits” and “Losses” and Section B.2.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the General Partner determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation and Simulated Depletion (as applicable) taken into account with respect to such asset.

     B.1.7 “Partner Nonrecourse Debt” has the meaning set forth in Treas. Reg. § 1.704-2(b)(4) for such term.
     B.1.8 “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. §1.704-2(i)(3).
     B.1.9 “Partner Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§ 1.704-2(i)(1) and 1.704-2(i)(2) for such term.
     B.1.10 “Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§ 1.704-2(b)(1) and 1.704-2(c). The amount of Nonrecourse Deductions for an Fiscal Year shall generally equal the net increase, if any, in the amount of Partnership Minimum Gain for that Fiscal Year, reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Partnership Minimum Gain, with such other modifications as provided in Treas. Reg. § 1.704-2(c).
     B.1.11 “Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.704-2(b)(3).
     B.1.12 “Partially Adjusted Capital Account” shall mean with respect to any Partner and any Fiscal Year, the Capital Account of such Partner at the beginning of such Fiscal Year, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such year (including any actual or anticipated Tax Distributions for such year) and all special allocations pursuant to Section B.2.3 and Section B.2.4 with respect to such Fiscal Year, but before giving effect to any allocations of Profits and Losses for such Fiscal Year pursuant to Section B.2.1 and Section B.2.2, plus the Partner’s share of Minimum Gain determined under Treas. Reg. § 1.704-2(g) and plus the Partner’s share of “partner nonrecourse debt minimum gain,” as defined and determined in Treas. Reg. §§ 1.704-(2)(i)(2) and 1.704-2(i)(4), all computed immediately prior to the hypothetical sale described in the definition for Target Capital Account.
     B.1.13 “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
     (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss.

     (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss.
     (c) In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” hereof, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.
     (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.
     (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”.
     (f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.
     (g) Any items which are specially allocated pursuant to Sections B.2.3 or B.2.4 hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Sections B.2.3 or B.2.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
     B.1.14 “Regulatory Allocations” has the meaning set forth in Section B.2.4 hereof.

     B.1.15 “Simulated Depletion”, “Simulated Loss”, and “Simulated Gain” have the meaning given to such terms in Treas. Reg. §1.704-1(b)(2)(iv)(k).
     B.1.16 “Target Capital Account” means, with respect to any Partner and for any Fiscal Year, an amount (which may be either a positive or negative balance) equal to the hypothetical distributions such Partner would receive as described in the next sentence. The hypothetical distribution to a Partner is equal to the sum of (A) amount that would be received by such Partner if all Partnership assets were sold for cash equal to their Gross Asset Value and, all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to Nonrecourse Liability or Partner Nonrecourse Debt, to the Gross Asset Value of the assets securing each such liability) and the remaining assets were distributed in full to the Partners pursuant to Section 8.2(b) of the Agreement, all as of the last day of such year.
     B.1.17 “Tax Matters Partner” has the meaning set forth in Section B.3.3(a) hereof.
     B.1.18 “Treasury Regulation” or “Treas. Reg.” means any temporary or final income tax regulation issued by the United States Treasury Department.
ARTICLE B-II
ALLOCATIONS OF PROFITS AND LOSSES
     B.2.1 Profits. After giving effect to the special allocations set forth in Sections B.2.3 and B.2.4 hereof, Profits for any Fiscal Year shall be allocated in the following order and priority:
Profits for any Fiscal Year shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year. No portion of the Profits for any Fiscal Year shall be allocated to a Partner whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such Fiscal Year.
     B.2.2 Losses. After giving effect to the special allocations set forth in Sections B.2.3 and B.2.4 hereof, Losses for any Fiscal Year shall be allocated as set forth in Section B.2.2(a) below, subject to the limitation in Section B.2.2(b) below:
     (a) Losses for any Fiscal Year shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year. No portion of the Losses shall be allocated to a Partner whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Fiscal Year.
     (b) The Losses allocated pursuant to Section B.2.2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the

event some but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section B.2.2(a), the limitation set forth in this Section B.2.2(b) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under Treas. Reg. § 1.704-1(b)(2)(ii)(d), with any excess losses allocated to the General Partner.
     B.2.3 Special Allocations. The following special allocations shall be made in the following order and priority:
     (a) Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. § 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treas. Reg. § 1.704-2 (g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. §§ 1.704-2(f)(6) and 1.704-2(j)(2). This Section B.2.3(a) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.
     (b) Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. § 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas. Reg. §§ 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section B.2.3(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treas. Reg. § 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section B.2.3(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section B.2.3(c) were not in this Agreement. This Section B.2.3(c) is intended to comply with the qualified income offset requirement in Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     (d) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section B.2.3(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section B.2.3(c) hereof and this Section B.2.3(d) were not in this Agreement.
     (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partners in accordance with their Percentage Interests.
     (f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(1); provided, however, that if more than one Partner bears the economic risk of loss for such debt, the Partner Nonrecourse Deductions attributable to such Partner Nonrecourse Debt shall be allocated to and among the Partners in the same proportion that they bear the economic risk of loss for such Partner Nonrecourse Debt. This Section B.2.3(f) is intended to comply with the provision of Treas. Reg. § 1.704-2(i) and shall be interpreted consistently therewith.
     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.
     (h) Additional Allocations. The following special allocations shall be made:

(A)	If the Partnership has Profits for any Fiscal Year (determined before giving effect to this Section B.2.3(h)), any Partner whose Partially Adjusted Capital Account is greater than its Target Capital Account for such Fiscal Year shall be specially allocated items of Partner deduction or loss (included in the calculation of Profits) for such Fiscal Year equal to the difference between its Target Capital Account and its Partially Adjusted Capital Account. In the event the Partnership has insufficient items of deduction and loss for such Fiscal Year to satisfy the previous sentence with respect to all such Partners, the available items of deduction and loss shall be divided among such Partners in proportion to their differences.

(B)	If the Partnership has Loss for any Fiscal Year (determined prior to giving effect to this Section B.2.3(h)), any Partner whose Target Capital Account is greater than its Partially Adjusted Capital Account for such Fiscal Year shall be specially allocated items of Partnership income or gain (included in the calculation of Loss) for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. In the event the Partnership has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Partners, the available items of income or gain shall be divided among such Partners in proportion to such differences.

(C)	The availability of items of income, gain, loss or deduction to be specially allocated pursuant to this Section B.2.3(h) shall be determined after giving full effect to all of the preceding provisions of Section B.2.3.
(i)	Simulated Depletion, Simulated Loss and Simulated Gain. Simulated Depletion and Simulated Loss shall be allocated under Treas. Reg. §1.704-1(b)(2)(iv)(k) with any election required under such section made by the General Partner. Any Simulated Gain shall be included in the computation of Profits and Loss.
     B.2.4 Curative Allocations. The allocations set forth in Sections B.2.2(b) and C.2.3(a) through (g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section B.2.4. Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, loss, or deduction in whatever manner it determine appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.
     B.2.5 Intent of Allocations. The parties intend that the allocation provisions of this Exhibit B shall produce final Capital Account balances of the Partners that will permit liquidating distributions in accordance with Section 8.2(b) of the Agreement. To the extent that the allocations required in this Exhibit B would fail to produce such final Capital Account balances, (i) such allocation provisions shall be amended by the General Partner if and to the extent necessary to produce such result and (ii) items of Partnership income, gain, loss, or deduction for prior open taxable years shall be reallocated by the General Partner among the Partners to the extent it is not possible to achieve such result with allocations of Partnership income, gain, loss, or deduction for the current taxable year and future taxable years.
     B.2.6 Other Allocation Rules.
     (a) Profits, Losses or any other items allocable to any period shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
     (b) The Partners are aware of the income tax consequences of the allocations made in this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Partnership income and loss for income tax purposes.
     (c) Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treas. Reg. § 1.752-3(a)(3), the Partners’ interests in Partnership profits shall be allocated in accordance with their Percentage Interests.
     (d) To the extent permitted by Treas. Reg. § 1.704-2(h)(3), the General Partner shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.
     (e) For purpose of Section 613A(c)(7)(D) of the Code, the adjusted tax basis of an oil and gas property shall be allocated to the Partners in their Percentage Interests, as of the acquisition of the property or as otherwise reasonably determined by the General Partner consistent with Section 613A(c)(7)(D) and Treas. Reg. § 1.704-1(b)(2)(iv)(k).
     B.2.7 Tax Allocations; Code Section 704(c).
     (a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the

Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (a) of the definition of “Gross Asset Value”). The Partnership shall utilize the traditional method with curative allocations as described in Treas. Reg. § 1.704-3(c) with respect to each item of contributed property.
     (b) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.
     (c) Subject to Section B.2.7(a), any elections or other decisions relating to such allocations shall be made by the General Partner. Allocations pursuant to this Section B.2.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
     (d) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year. For purposes of determining the nature (as ordinary or capital) of any Partnership gain allocated among the Partners for Federal income tax purposes pursuant to this Agreement, the portion of such gain required to be recognized as ordinary income pursuant to Code Sections 1245 and/or 1250 shall be deemed to be allocated among the Partners in accordance with Treas. Reg. § 1.1245-1(e)(2) and 1.1250-1(f).
     B.2.8 Reliance on Advice of Accountants and Attorneys. The General Partner will have no liability to the Partners or the Partnership if the General Partner relies upon the written opinion of tax counsel or accountants retained by the Partnership with respect to all matters (including disputes) relating to computations and determinations required to be made under this Exhibit B or other related provisions of this Agreement.
ARTICLE B-III
OTHER TAX MATTERS
     B.3.1 Tax Returns. The General Partner shall prepare and timely file all federal, state, and local tax returns required to be filed by the Partnership in accordance with Section 5.9 of the Agreement.
     B.3.2 Tax Elections. The Partnership shall make the following elections for tax purposes on the appropriate returns:

     (a) to the extent permitted by law, to adopt the calendar year as the Partnership’s taxable year;
     (b) to the extent permitted by law, to adopt the accrual method of accounting and to keep the Partnership’s books and records on the accrual method;
     (c) if a distribution of the Partnership’s property as described in Code Section 734 occurs or upon a transfer of an interest in the Partnership as described in Code Section 743 occurs, on request by notice from any Partner, to elect, pursuant to Code Section 754, to adjust the basis of Partnership’s properties;
     (d) to elect to amortize the organizational expenses of the Partnership ratably over a period of 60 months as permitted by Code Section 709(b); and
     (e) any other election the General Partner deems appropriate and in the best interests of the Partners.
The Partnership intends to be classified as a partnership for federal income tax purposes under Treas. Reg. § 301.7701-3. Neither the Partnership nor any Partner may make an election under Treas. Reg. § 301.7701-3(c) to treat the Partnership as an association taxable as a corporation. To the extent Treas. Reg. § 301.7701-3 does not govern the state and local tax classification of the Partnership, the General Partner shall take such action as may be permitted or required under any state and/or local law applicable to the Partnership to cause the Partnership to be taxable as, and in a manner consistent with, a partnership (or the functional equivalent thereof under applicable law) for the state and/or local income tax purposes. In addition, neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
     B.3.3 Amounts Withheld. All amounts required to be withheld pursuant to federal, state, local, or foreign tax laws shall be treated as amounts actually distributed to the affected Partners for all purposes under this Agreement. The General Partner is hereby authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over any federal, state, local, or foreign government any amounts required to be so withheld pursuant to federal, state, or local law.

MEMORANDUM OF AMENDMENT
CHANGING THE NAME OF HALLWOOD ENERGY 4, L.P. TO
HALLWOOD ENERGY, L.P.
     Pursuant to Section 2.2 of the Agreement and Plan of Consolidation (the “LP Consolidation Agreement”) dated December 8, 2005, among Hallwood Exploration, L.P. (“HEP”), Hallwood Energy II, L.P. (“HE II”) and Hallwood Energy 4, L.P. (“HE 4”), effective immediately before midnight on December 31, 2005, the effective date of the Merger (as defined in the LP Consolidation Agreement), HEP and HE II merged with and into HE 4 (the “Surviving LP”) and the name of the Surviving LP became “Hallwood Energy, L.P.”

HALLWOOD ENERGY, L.P.,
By:	HALLWOOD ENERGY MANAGEMENT, LLC, its general partner

	By:	/s/ Tony Strehlow

	Name:	Tony Strehlow
	Title:	Chief Accountant

Amendment to Limited Partnership Agreement
     This Amendment, dated as of December 31, 2005, amends the Limited Partnership Agreement of Hallwood Energy, L.P. (formerly Hallwood Energy 4, L.P.) dated as of August 23, 2005, by adding the following language as a new subsection B.2.3(h)(D) in Exhibit B to the Agreement:
(D)	If the Partnership sells or otherwise disposes of any Built-in Gain Assets of the Partnership, any gain or loss on the sale of such Built-in Gain Asset recognized by the Partnership shall be allocated among the Partners in the following manner:
(i)	First, gain or loss required to be allocated under Code Section 704(c) (including any reverse Section 704(c) gain or loss) shall be allocated in accordance with Code Section 704(c), applicable Treasury Regulations promulgated thereunder and Section 2.7 of this Agreement to the Partners (or former Partners) of the Contributing Partnership that was deemed to have contributed the Built-in Gain Assets that were sold by the Partnership;

(ii)	Second, the excess, if any, of the total amount of the Partnership’s recognized gain or loss on the sale or other disposition of the Built-in Gain Assets over the gain or loss allocated to the Partners (or former Partners) of one of the Contributing Partnership under Section B.2.3(h)(D)(i) above, will be allocated to the Partners (or former Partners) of the other two Contributing Partnerships in an amount not to exceed the Special Allocation Amount;

(iii)	Third, the excess, if any, of the total amount of Partnership’s recognized gain or loss on the sale or other disposition of the Built-in Gain Assets over the gain or loss allocated to the Partners under Sections B.2.3(h)(D)(i) and (ii) above shall be allocated to the Partners in accordance with their Percentage Interests.

(iv)	It is the intent of the Partners and the Partnership that after the sale or other disposition of all Built-in Gain Assets, the sum of the allocations in Sections B.2.3(h)(D)(i) through (iii) above to each Partner will be exactly the same as if the allocations under this Section B.2.3(h)(D) were not in this Agreement. The allocations of this Section B.2.3(h)(D) shall be interpreted consistent with this intent and, if necessary, additional special allocations of income, gain, loss or deduction will be made to accomplish this intent.

(v)	Distributions under Section 4.2 or Section 4.3 shall be made only after allocating the gain or loss under this Section B.2.3(h)(D).

(vi)	For purposes of this Section B.2.3(h)(D), the following definitions shall apply:

(a)	“Built-in Gain Assets” shall mean assets of the Partnership that were either owned by the Partnership as of December 31, 2005 or were contributed to the Partnership on December 31, 2005 as a result of the Partnership Merger.

(b)	“Built-in Gain Percentage” for each Contributing Partnership shall mean the following percentage:

Hallwood Energy 4, L.P.	51.465850%
Hallwood Exploration , L.P.	13.623313%
Hallwood Energy II, L.P.	34.910837%
Each Contributing Partnership’s Built-in Gain Percentage represents the percentage of the total built-in gain of all the Built-in Gain Assets owned by a Contributing Partnership as of the effective date of the Partnership Merger.

(c)	“The Contributing Partnerships” shall mean Hallwood Energy 4, L.P., Hallwood Exploration, L.P. and Hallwood Energy II, L.P. and each such partnership shall be a Contributing Partnership.

(d)	“Partnership Merger” shall mean the merger of Hallwood Exploration, L.P. and Hallwood Energy II, L.P. with and into Hallwood Energy 4, L.P. with Hallwood Energy 4, L.P. as surviving limited partnership.

(e)	“Special Allocation Amount” shall mean an amount equal to the quotient of:
(I)	the amount allocated to the Partners of one of the Contributing Partnerships under Section B2.3(h)(D)(i); divided by

(II)	the sum of the Built-in Gain Percentages of the two Contributing Partnerships not receiving an allocation of gain or loss under Section B2.3(h)(D)(i).
     The foregoing amendment was approved by the partners of the Partnership effective December 31, 2005.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first written above.

GENERAL PARTNER:

HEC 4 MANAGEMENT, LLC

By:	/s/ William L. Guzzetti

William L. Guzzetti, President

THE LIMITED PARTNERS (PURSUANT TO THE POWER OF ATTORNEY IN SECTION 1.8 OF THE LIMITED PARTNERSHIP AGREEMENT):

HEC 4 MANAGEMENT, LLC

By:	/s/ William L. Guzzetti

William L. Guzzetti, President